UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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ADVISORS SERIES TRUST

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ADDITIONAL SOLICITATION MATERIALS FROM
ADVISORS SERIES TRUST (THE “TRUST”)
ORINDA SKVYIEW MULTI-MANAGER HEDGED EQUITY FUND
ORINDA SKYVIEW MACRO OPPORTUNTIES FUND

Set forth below are the Trust’s responses to certain statements made by the Coalition to Retain SkyView (the “Coalition”) in its Proxy Statement dated August 7, 2014.
The Trust’s responses are provided in blue text.

Statement from the Coalition
Neither Fund had sufficient votes to meet a quorum by the July 25 shareholder meeting date.  While we would have expected that this would end the proxy effort, the vote has been adjourned to August 15 in an effort to get more votes in favor.

Trust Response
While both Funds were short of the necessary quorum in order for the July 25th shareholder meeting to be held, of the votes received, shareholders of each Fund have voted strongly in favor of the proposals.  As permitted in the Trust’s proxy statement, the Meeting was adjourned until August 15, 2014, to allow for additional time for solicitation.

Statement from the Coalition
1.
Many of you, including Blue Water, invested in the Funds because of SkyView’s expertise and capabilities in selecting money managers, constructing multi-manager portfolios, and managing operationally complex fund structures like these.  We can’t speak to Vivaldi’s ability to manage the Funds or, for that matter, to successfully implement a complex multi-manager long/short daily trading mutual fund structure, primarily because Vivaldi has no record of managing such a mutual fund.

Trust Response
In selecting Vivaldi Asset Management, LLC (“Vivaldi”) as the appropriate adviser to manage the Funds upon the resignation of Orinda, the Board considered a number of factors, including the recommendation of Orinda that Vivaldi replace it as advisor.  Along with this recommendation, the Board conducted an independent assessment of the appropriate manager to replace Orinda.  After careful consideration, the Board concluded that Vivaldi was best positioned to act as a manager because of the expertise and experience of its investment team, particularly the depth and quality of its experience in niche markets and alternative investment strategies.  The Board believed Vivaldi’s broad knowledge and ability to deploy a wide range of investment strategies, on balance, would best enable the Funds to meet their investment objectives.  The Board also considered that the principals of Vivaldi had a history of investing in and performing due diligence on alternative managers and that many of these individuals specialize within long/short equity and arbitrage type strategies, which aligns with the strategies employed by the Funds.

The Board also considered that Vivaldi Capital Management, LLC (“VCM”) is an SEC registered investment adviser whose primary focus is performing the investment and operational due diligence on strategies for their hedge fund platform and that VCM has 18 approved hedge fund managers on their platform.  The Board considered that Vivaldi was launched in 2013 to be the adviser to products registered under the 1940 Act and is comprised of the same principals that perform services for VCM.

Statement from the Coalition
2.
The Funds’ name includes “SkyView” because SkyView conceived the idea for these Funds’ strategies, and has used its decades of investment experience and resources to serve as Lead Sub-Adviser, performing most of the investment and operational activities for these complex Funds since inception.

Trust Response
The question of which firm (Orinda or SkyView) first “conceived” of the strategies used by the funds is not particularly relevant to the question of which firm (SkyView or Vivaldi) is best situated to manage the Funds going forward and grow the Funds in order to reduce expenses and achieve economies of scale.  However, the record does not support the notion that the Funds were the sole brainchild of SkyView. Rather it is clear that both Orinda and SkyView were considering creating registered products such as the Funds at the time the two firms first met.  The Funds’ names include both “SkyView” and “Orinda”, reflecting the collaborative development of the Funds.  In fact, after investigation, the Board believes that Orinda was more advanced in developing the concept of the Funds than SkyView at the times the firms first met.  Moreover, “SkyView” was not added to the Multi-Manager Hedged Equity Fund’s name until more than a year after the Fund’s launch pursuant to a separate agreement between Orinda and SkyView.  Insofar as the respective roles and responsibilities of Orinda and SkyView in managing the Funds, both firms have played a role in the investment and operational activities of the Funds, with SkyView acting as a sub-adviser to Orinda.

Statement from the Coalition
3.	If the Trust Proposals are approved, shareholders will no longer be able to benefit from the skills, resources and services provided to the Funds by SkyView.

4.	In light of the foregoing, you may be wondering why Vivaldi is being proposed to replace SkyView.

•
First, while we know that Orinda is responsible for the Funds’ expense cap under its Expense Limitation Agreement with the Funds, Orinda asked SkyView to pay for some of the Funds’ expenses during the past 18 months, which SkyView did.

Trust Response
The level of expense subsidization provided by SkyView over the past 18 months is not particularly relevant to the question of which firm (SkyView or Vivaldi) is best situated to manage the Funds going forward and grow the Funds in order to reduce expenses and achieve economies of scale.  It is worth noting; however, that SkyView did not provide meaningful, if any, capital for the formation of the Funds and that Orinda has made a much greater financial commitment than SkyView in creating and operating the Funds and maintaining their expense ratios, than SkyView.  SkyView is a service provider to the Funds and has been paid a fee for those services.

•	Second, the proxy statement says that “Orinda has determined that the resources and costs required” for the Funds is “not consistent with its future business plans.”

•	Third, Vivaldi is paying for the costs of the proxy proposal, so it is not costing Orinda anything.

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•	Fourth, the proxy statement says that Orinda will receive a lump sum payment from Vivaldi, if the proposal is approved. The amount of this payment has not been disclosed.

Trust Response
The Board considered that Orinda was to receive certain benefits if the Vivaldi proposal was accepted. These benefits included initial and subsequent monthly payments, in exchange for which Orinda agreed to, among other things i) resign as the investment adviser to the Funds and assist and recommend Vivaldi in becoming appointed by the Board and the shareholders of each Fund as the new investment adviser of the Funds, ii) enter into an Investor Services Agreement with Vivaldi and the Funds to provide certain continuing shareholder services to the Funds’ shareholders, and iii) provide certain fund share marketing services targeted at broker-dealer and registered investment adviser wholesalers.  The Board notes that these types of payments were similar in nature to the types of payments SkyView had been attempting to negotiate with Orinda in 2013, as described below.

Statement from the Coalition
•
Fifth, the proxy statement says that Orinda will receive ongoing monthly payments from Vivaldi, if the proposal is approved. These payments will be a percentage of the assets in the Funds, but the amount of that percentage has not been disclosed.

Trust Response
The subsequent monthly payments are to be paid by Vivaldi, from its own assets.  The calculation of the ongoing monthly fee is based on the percentage of the assets in the Funds, but the fee is not being paid for by the Funds.  It is relevant to note that these types of fees and payments were similar in nature to the types of arrangements that SkyView had been attempting to negotiate with Orinda in 2013, as described below.

Statement from the Coalition
5.
Orinda and Vivaldi kept their initial proposal to the Board a secret from SkyView, which prevented the Board from evaluating an alternative SkyView proposal prior to the initial announcement.  SkyView didn’t find out about the Vivaldi proposal until April 10, the same day it was announced to you.  SkyView immediately asked for a meeting with the Board to present an alternative offer that included lowering the Funds’ fee cap to 0.05% less than the Vivaldi proposal.

Trust Response
SkyView had never advised the Board, and therefore the Board was unaware, of SkyView’s interest in acting as manager of the Funds until after the Board’s March 19-20, 2014 meeting at which it considered and approved the recommendation that Vivaldi assume management of the Funds.  In fact, the Board has since learned that SkyView had been in discussions with Orinda during 2013 to assume management of the Funds and never informed the Board of those discussions or of its interest in assuming management of the Funds.  Upon SkyView’s notification to the Board of their interest, the Board held a special meeting and received and considered a proposal by SkyView to assume management of the Funds.  The proxy statement has more information relating to the Board’s considerations in this regard. With respect to the Funds’ expense ratios, prior to these events SkyView had not approached the Board with a proposal to reduce the Funds expenses to the level they proposed at the time they submitted their proposal to assume management of the Funds.  Their proposal to initially reduce the expense cap by 0.05% below the significant reduction already proposed by Vivaldi was considered, along with their ability to grow the Funds in the future and achieve more meaningful expense savings.

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Statement from the Coalition
6.
After presenting SkyView’s proposal, SkyView was initially told that the Vivaldi proposal would not move forward, and that the Board wanted Orinda and SkyView to work out a mutually acceptable solution. SkyView immediately contacted Orinda to discuss SkyView’s proposal; however, Orinda declined to participate in discussions to find a solution.

7.
SkyView was told that one of the reasons the Board subsequently went forward with the Vivaldi proposal was that the Board was persuaded that Orinda would not reach an agreement with SkyView, in spite of SkyView’s efforts to do so.

Trust Response
Subsequent to its receipt of a request from SkyView to submit a proposal for investment advisory services to the Board, the Trust Board received and considered the proposal from SkyView to assume the role of investment adviser of the Funds upon the resignation of Orinda.  The Board never indicated to SkyView that the existing Vivaldi proposal would never be presented to shareholders for their approval.  Instead, the Board delayed the special meeting of shareholders and urged Orinda and SkyView to attempt to work out a mutually acceptable solution. Subsequently, it became clear that the parties could not work out an accommodation.  After careful review of the SkyView proposal and the Vivaldi proposal, the Board ultimately determined to reaffirm the decisions made at its March 19-20, 2014 meeting.

Statement from the Coalition
8.
In approving the Vivaldi proposal, the Funds’ Board of Trustees, acted with the advice of its attorney for the Independent Trustees.  This lawyer’s firm also represents Orinda.  We believe this represented a conflict of interest, and raises the question whether the Board’s Independent Trustees received independent advice.

Trust Response
The role of the law firm representing the Trust and the Board is not particularly relevant to the question of which firm (SkyView or Vivaldi) is best situated to manage the Funds going forward and grow the Funds in order to reduce expenses and achieve economies of scale.  However, Paul Hastings, a large international law firm, has at all times satisfied ethical and regulatory requirements with respect to its representations of its clients.  As noted, SkyView never advised the Trust, the Board or Board counsel of its interest in managing the Funds until after the Board’s March 2014 meeting.  Once it became apparent that there was a disagreement between Orinda and SkyView with regard to the future management of the Funds, Paul Hastings discontinued its representation of Orinda in these matters.

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